INTERNATIONAL PAPER PLAZA 400 ATLANTIC STREET STAMFORD, CT 06921

News Release

Media Contact:                  Jennifer Boardman, 203-541-8407
Analyst Contact:                Darial Sneed, 203-541-8541

International Paper to Report Fourth-Quarter Earnings Slightly Above Estimates and Record Pre-tax Charge of $450 Million for Additional Exterior Siding Legal Reserves

Stamford, Conn., -- Jan. 16, 2003 – International Paper (NYSE: IP) announced today that the company will report fourth-quarter operating earnings that will be slightly above First Call consensus estimates of $0.26 per share, before special items.

International Paper will release fourth-quarter 2002 earnings on Thursday, Jan. 30, 2003, before the opening of the New York Stock Exchange.

The company also announced it recorded a pre-tax charge of $450 million in its fourth-quarter 2002 earnings for additional exterior siding and roofing legal reserves. The reserves are related to liabilities in three nationwide class action suits, which were settled in 1998 and 1999, involving exterior siding and roofing products manufactured by Masonite Corporation when it was owned by International Paper and previous owners. In 2001, Masonite Corporation’s exterior siding business was closed, and International Paper subsequently sold Masonite Corporation to Premdor Inc. in September 2001. International Paper retained liability for claims under the class action settlements.

Prior to this fourth-quarter 2002 charge, cumulative provisions totaled $576 million. The company has also received a $100 million payment from a third party pursuant to a financial collar arrangement, and has recorded $61 million received from insurance carriers. Cumulative payment made through Dec. 31, 2002, including claims, administrative costs and plaintiffs attorneys’ fees, totaled $688 million. After the charge, the reserve balance at Dec. 31, 2002 was $507 million, excluding any future insurance recoveries.

The additional reserve reflects the most current claims experience data as well as revised projections on future claims payments, which were developed by two independent third parties. While the company expects future amounts paid under the three settlements will decline, the change in the total projected liability estimate reflects a lower total rate of decline than previously expected.

Over the past three years, total payments have averaged approximately $42 million per quarter, and the company does not expect future payments to exceed that amount.

In addition, the company has pursued litigation against several of its insurers seeking indemnification for hardboard siding claims paid and has signed one settlement agreement, which subject to court approval, will result in $40 million in insurance collections, in addition to the $61 million of insurance already recovered. The trial against other insurers is expected to commence in April 2003. During the fall of 2001, International Paper was awarded a $93 million jury verdict in a trial of its former Masonite subsidiary’s claim that Employer’s Insurance of Wausau failed to provide a defense in one of the class action lawsuits, and in 2002, the court added $2 million in attorney’s fees to the $93 million verdict. Post trial motions brought by Wausau seeking to upset the jury verdict have been denied, but no judgment has been entered by the court.

International Paper believes that the reserve balances after the fourth-quarter charge will be adequate, and that additional amounts will be recovered from its insurance carriers in the future relating to these claims. However, it is possible that additional charges may be required for these matters in the future.

Under the settlement agreement relating to hardboard siding, claimants with hardboard siding installed before 1990 may not submit claims after Jan. 15, 2005. Because the amount of hardboard siding product installed before 1990 represents approximately two-thirds of total hardboard siding product installed, and because of changes made in post-1990 manufactured product, the company expects claims for hardboard siding to decline significantly after that date.

The following tables show an analysis of claims statistics related to these lawsuits.

Incoming Hardboard Claims Filed by Year (in thousands)

	1998	1999	2000	2001	2002

Number of incoming claims for products installed 1980 - 1989 (a)	15.7	16.5	28.5	43.2	44.8
Number of incoming claims for products installed 1990 - 1999 (b)	4.4	4.4	6.4	11.7	14.4

Average Amount Paid Per Hardboard Claim

	1998	1999	2000	2001	2002

Products installed 1980 - 1989 (a)	$4,023	$4,697	$5,609	$4,388	$2,922
Products installed 1990 - 1999 (b)	$3,369	$4,226	$4,301	$3,396	$2,163

Incoming Omniwood Claims Filed by Year

	1998	1999	2000	2001	2002

Number of incoming claims (c) (in thousands)	—	2.6	2.4	2.6	4.0
Average amount paid per claim	—	$5,567	$6,090	$6,347	$4,777

Incoming Woodruf Claims Filed by Year

	1998	1999	2000	2001	2002

Number of incoming claims (d) (in thousands)	—	3.1	2.6	2.0	1.5
Average amount paid per claim	—	$5,513	$5,190	$5,216	$5,020

(a)	Claims must be filed by January 2005

(b)	Claims must be filed by January 2008

(c)	Claims must be filed by January 2009

(d)	Claims must be filed by January 2006 for 1980s installed product and by January 2009 for 1990s installed product

The 1998 and 1999 class action lawsuit settlements as well as prior reserve assumptions were discussed in further detail in the company’s 2001 annual report in Note 11. Further information on these claims will be available in the 2002 annual report.

International Paper had previously announced that it expected to record a fourth-quarter charge of $1 billion to $1.4 billion for goodwill impairment and a direct charge to shareholders’ equity of approximately $1.5 billion, with no impact on earnings, to record the write-off of a prepaid pension asset and establishment of a liability for the shortfall of the market value of plan assets below plan accumulated benefit obligations. The final goodwill impairment charge totaled approximately $1.2 billion and will be reflected as the effect of an accounting change in International Paper’s 2002 financial statements. The after-tax charge to equity for the pension adjustment for the company’s US plans totaled approximately $1.5 billion. Both of these items are non-cash charges and will have no impact on the company’s debt covenants.

The company’s 2002 financial statements are currently being audited, with an expected completion date in mid-February.

International Paper will hold a conference call to discuss the additional exterior siding and roofing legal reserve today at 10 a.m. EST. Those wishing to listen should dial 888-496-6261. International callers should dial 303-262-0078. The call will be webcast at www.internationalpaper.com. A replay of the call will be available from 12 p.m. EST today through 8 p.m. Jan. 31, 2003, by dialing 800-406-7325 or for International replay, 303-590-3030. The passcode for replay is 3025133. The replay will also be available at www.internationalpaper.com.

International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative ® (SFIsm) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

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Certain statements contained in this press release, including statements regarding future liability associated with the products covered by the settlement agreements described herein, that are not historical are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including whether the company will recover expected insurance proceeds, whether actual claims rates will be in line with assumed claims rates, whether amounts paid in connection with claims will be consistent with projected amounts, whether the mix of claims among the products covered by the settlement agreements will be as anticipated, and whether in light of these and other variables, additional reserves will be required. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.